John Salerno, Chairman

AMENDMENT #1 LETTER OF INTENT TO PURCHASE

Personal and Confidential

To: Winpoint Health LLC

Date: September 7, 2018

Re: Amendment to the Letter of Intent

We refer to the Letter of Intent (“LOI”) between the iGambit Inc. (“IGI”) and Winpoint Health Inc. (‘Winpoint” or “Company”) and together referred to as ("Parties") dated June 14, 2018 ("Letter of Intent") with respect to the Acquisition of Winpoint. Capitalized terms used in this amendment letter shall have the same meaning ascribed to them in the LOI.

The Parties agree to herewith amend the Letter of Intent as follows:

1.	All reference to Winpoint Health Inc. shall be deleted and replaced with Winpoint Health LLC.

2.	Item 1 Structure of Transaction of the LOI shall be deleted in its entirety and replaced as follow:

Structure of Transaction. IGI would buy certain assets of “Winpoint”. The assets to be purchased (“Purchased Assets”) are all the assets, tangible and intangible, of any description held by Winpoint used in conducting its Chronic Care Management business. The Purchased Assets will be placed in IGI’s wholly owned subsidiary HealthDatix Inc.

3.	Item 2 Investment of the LOI shall be deleted in its entirety and replaced as follows:

Investment. Prior to closing Winpoint will have secured a minimum $2,000,000 equity investment to be placed into IGI concomitant with closing of the Transaction, 100% of the proceeds to be used for repayment of certain debt and bridge financing, and for working capital for the post Transaction consolidated company (IGX and its subsidiary HealthDatix Inc.). In exchange for the equity investment the equity investors shall receive securities of IGI equal to approximately 35% of the issued and outstanding shares of IGI post Transaction. At closing of the Transaction, the equity investors are prepared to accept IGI preferred securities.

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Winpoint Health LLC

Amendment to the Letter of Intent

September 7, 2018

4.	Item 3 Purchase Price of the LOI shall be deleted in its entirety and replaced as follows:

Purchase Price of Purchased Assets. As consideration for the “Purchased Assets”, Winpoint shareholders shall receive equity in IGI convertible to approximately 30% of the equity of IGI post Transaction, terms and structure to be mutually determined prior to closing of the Transaction. At closing of the Transaction Winpoint is prepared to accept IGI securities other than IGI Common Shares.

5.	Item 4 Termination of the LOI shall be deleted in its entirety and replaced as follows:

Either party may Terminate this LOI upon thirty (30) days written notice without any liability whatsoever on either party hereto or the Company and no party hereto or the Company shall be entitled to any form of reimbursement or relief whatsoever, including, without limitation, injunctive relief, specific performance or damages. Upon the termination of this letter, all of the terms hereof shall be of no further force or effect with the exception of the terms and provisions set forth in paragraphs 10 and 13 of this letter.

Accepted and agreed by the Parties as of September 7, 2018.

Purchaser: iGambit Inc.		Seller: Winpoint Health LLC

By:	/s/ John Salerno	By:	/s/ Isaac Levy
John Salerno, Chairman

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